EXHIBIT 99.1

For Immediate Release
May 12, 2010

For Further Information Contact:
James G. Ricketts
303-472-3298
www.elcapitanpmi.com

El Capitan Precious Metals, Inc. Contracts To Commercially Process 200 Tons Of Concentrate For Recovery Of Precious Metals

Scottsdale, Arizona- El Capitan Precious Metals, Inc. (OTC/BB:ECPN) reports: El Capitan has entered into a joint venture agreement with Planet Resource Recovery, Inc, (PRRY.PK) to process approximately 200 tons of concentrate with Planet’s environmentally friendly recovery process (See ECPN press release of April 16, 2010).  This concentrate was produced several years ago at the El Capitan property from head ore.

Planet recently reported that their process showed head ore results of 0.355 gold equivalent per ton.

El Capitan is pleased to announce that Planet will provide a production plant in Houston where the concentrate will be shipped.  The recovered precious metals will be sold and Planet and El Capitan will split the profits.

Chuck Mottley, President and CEO of ECPN, stated:  “This is a very important step in the confirmation of the ability to recover the precious metal values of the El Capitan Property.  We look forward to a productive and profitable relationship with Planet and their environmentally ‘green’ recovery process.”

About El Capitan Precious Metals, Inc. El Capitan Precious Metals, Inc. is an exploration stage company that owns a 40% interest in the El Capitan property located near Capitan, New Mexico as well as a joint venture and 20% ownership of 13 mining claims and other assets known as the C.O.D. mine located near Kingman, Arizona...The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.  This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties include, among others, the results of metallurgical testing, interpretation of drill results, the geology, grade and continuity of mineral deposits, results of initial feasibility, pre-feasibility and feasibility studies and the possibility that future exploration, development or mining results will not be consistent with past results and/or the Company’s expectations, discrepancies between different types of testing methods, some or all of which may not be industry standard, the ability to mine precious and other minerals on a cost effective basis,  the Company’s ability to successfully complete contracts for the sale of its iron ore and other products;  fluctuations in world market prices for the Company’s products; the Company’s ability to obtain or maintain regulatory approvals;  the Company’s ability to obtain financing for the commencement of mining activities on satisfactory terms; the Company’s ability to obtain necessary financing;  the Company’s ability to enter into and meet all the conditions to close contracts to sell its mining properties that it chooses to list for sale,  and other risks and uncertainties described in the Company’s filings from time to time with the Securities and Exchange Commission.  The Company disclaims any obligation to update its forward-looking statements.